EXHIBIT 10.1
Columbus Gold Corporation
Suite 307 - 475 Howe Street
Vancouver B.C.
V6C 2B3
Columbus Gold
Corporation

June 30, 2010

Piedmont Mining Company PO Box 20675 New York, New York 10021	Lewis B. Gustafson 5320 Cross Creek Lane Reno, Nevada 89511	Richard W. Harris, Esq. Harris & Thompson 6121 Lakeside Drive, Suite 260 Reno, Nevada, 89511

Re: Loan Settlement, Dutch Flat Property, SETTLEMENT TERMS

Dear Sirs:

This letter is provided to formalize our recent discussions regarding the outstanding loan (the "Loan") owed by Piedmont Mining Company, Inc. ("Piedmont") to Columbus Gold (U.S.) Corporation ("Columbus USA"), the wholly-owned subsidiary of Columbus Gold Corporation ("Columbus Canada" and together with Columbus USA, "Columbus").  This letter follows up on an initial letter dated June 30, 2010 containing initial terms, and now reflects the final verbal agreement between the parties regarding the Loan settlement.

As you are aware, as at June 30, 2010 Piedmont owes Columbus $237,165.91, representing outstanding balance and accrued interest on the Loan to date.  Further to our discussions, we understand that Piedmont is willing to settle the entirety of this debt by issuing common shares in its share capital ("Shares"), to Columbus Canada.  In connection therewith, Piedmont hereby agrees to immediately issue 6,285,715 Shares to Columbus Canada, and upon receipt thereof Columbus agrees to accept same in full satisfaction of the Loan, and thereafter Piedmont will owe no further funds or liability to Columbus in connection with the Loan.  Piedmont agrees that it will issue the Shares on or before Friday July 16, 2010, or else this agreement will be of no further force or effect.  As discussed, Columbus further agrees to execute an irrevocable proxy on these Shares in favor of management.

Columbus acknowledges that the Shares will be subject to a hold period as prescribed under applicable law.  If, during the hold period, Piedmont wishes to pay the dollar amount of the Loan to Columbus in cash, Columbus agrees that it will voluntarily return the Shares to Piedmont for cancellation in exchange for such cash.

This agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document.  All of these counterparts will for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatories to the same counterpart.  An electronically transcribed copy or photocopy of this agreement executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.

The foregoing terms, conditions, and contract are accepted and agreed this 30th day of June, 2010 by:

Columbus Gold (U.S.) Corporation	PIEDMONT MINING COMPANY, INC.
Columbus Gold Corporation

/s/ Robert Giustra	/s/ Robert Shields
Per: Robert Giustra, President	Authorized Signatory
President & CEO